Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Allison Kleinfelter
mpoole@hersheys.com	akleinfelter@hersheys.com

Hershey Reports Second-Quarter 2023 Financial Results;
Updates 2023 Earnings Outlook

HERSHEY, Pa., July 27, 2023 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the second quarter ended July 2, 2023, reaffirmed its 2023 net sales outlook, updated its full-year reported earnings outlook to reflect additional acquisition costs, and raised its full-year adjusted earnings outlook.

“Our categories continue to perform well as consumer demand for great tasting snacks remains resilient across the globe,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “We delivered another quarter of strong net sales growth, gross margin expansion and double-digit earnings growth, enabling us to raise our full-year adjusted earnings outlook and increase our dividend 15%. New capacity and increased brand investment should enable us to sustain this momentum in the second half as we provide consumers with even more of their favorite snacks for seasonal celebrations and expand distribution across segments and markets.”

Second-Quarter 2023 Financial Results Summary1
•Consolidated net sales of $2,490.3 million, an increase of 5.0%.
•Organic, constant currency net sales increased 5.0%.
•Reported net income of $407.0 million, or $1.98 per share-diluted, an increase of 29.4%.
•Adjusted earnings per share-diluted of $2.01, an increase of 11.7%.

1 All comparisons for the second quarter of 2023 are with respect to the second quarter ended July 3, 2022

2023 Full-Year Financial Outlook
The Company is reiterating its net sales growth, reducing its reported earnings-per-share, and raising its adjusted earnings-per-share outlook for the year.

2023 Full-Year Outlook	Prior Guidance	Current Guidance
Net sales growth	~8%	~8%
Reported earnings per share growth	~15%	13% - 15%
Adjusted earnings per share growth	~11%	11% - 12%

The company also expects:
•A reported and adjusted effective tax rate of approximately 16%;
•Other expense, which primarily reflects the write-down of equity investments that qualify for a tax credit, of approximately $180 million to $190 million;
•Interest expense of approximately $155 million; and
•Capital expenditures of approximately $800 million to $850 million, driven by core confection capacity expansion and continued investments in a digital infrastructure including the build and upgrade of a new ERP system across the enterprise.

Below is a reconciliation of projected 2023 and full-year 2022 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2023 (Projected)	2022
Reported EPS – Diluted	$9.03 - $9.15	$7.96
Derivative mark-to-market gains	—	0.38
Business realignment activities	0.01	0.02
Acquisition and integration-related activities	0.50 - 0.54	0.24
Other miscellaneous losses	—	0.07
Tax effect of all adjustments reflected above	(0.12)	(0.15)
Adjusted EPS – Diluted	$9.46 - $9.54	$8.52

2023 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Second-Quarter 2023 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and organic constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended July 2, 2023
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Organic Price	Organic Volume/Mix
North America Confectionery	4.4%	(0.4)%	4.8%	8.4%	(3.6)%

North America Salty Snacks	6.3%	—%	6.3%	6.6%	(0.3)%

International	8.5%	2.3%	6.2%	3.4%	2.8%

Total Company	5.0%	—%	5.0%	7.7%	(2.7)%

The company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Second-Quarter 2023 Consolidated Results
Consolidated net sales increased 5.0% to $2,490.3 million in the second quarter of 2023. Organic, constant currency net sales increased 5.0%, driven primarily by list price increases. Volumes declined, as expected, due to the lapping of inventory replenishment in the prior year period and the timing of summer promotion shipments occurring more in the first quarter of 2023.

Reported gross margin was 45.5% in the second quarter of 2023, compared to 42.1% in the second quarter of 2022, an increase of 340 basis points driven by price realization and derivative mark-to-market gains. Adjusted gross margin was 45.2% in the second quarter of 2023, an increase of 130 basis points compared to the second quarter of 2022. Price realization, productivity, and favorable sales mix more than offset higher raw material costs, labor inflation, and volume deleverage.

Selling, marketing and administrative expenses increased 5.2% in the second quarter of 2023 versus the second quarter of 2022, driven by media increases and capability investments. Advertising and related consumer marketing expenses increased 14.9% in the second quarter of 2023 versus the same period last year, with higher investments across segments. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 1.3% versus the second quarter of 2022 driven by wage and benefits inflation, as well as capability and technology investments.

Second-quarter 2023 reported operating profit was $560.7 million, an increase of 22.8%, resulting in a reported operating profit margin of 22.5%, an increase of 330 basis points versus the prior year period. This increase was driven by price realization, productivity, and derivative mark-to-market gains, which more than offset higher inflation. Adjusted operating profit of $570.9 million increased 8.3% versus the second quarter of 2022, resulting in an adjusted operating profit margin of 22.9%, an increase of 70 basis points. Price realization and productivity more than offset supply chain investments and increased brand and capability investments.

The reported effective tax rate in the second quarter of 2023 was 7.4%, a decrease of 1,440 basis points versus the second quarter of 2022. The adjusted effective tax rate was 8.3%, a decrease of 1,310 basis points versus the second quarter of 2022. Both the reported and adjusted effective tax rate declines were driven by an increase in renewable energy tax credits, which occurred earlier in the year compared to prior years.

The company’s second-quarter 2023 results, as prepared in accordance with GAAP, included items positively impacting comparability of $10.2 million, or $0.03 per share-diluted. For the second quarter of 2022, items positively impacting comparability totaled $70.4 million, or $0.27 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022

Derivative mark-to-market (gains) losses	$(6.8)	$40.8	$(0.03)	$0.20
Business realignment activities	1.5	0.7	0.01	0.01
Acquisition and integration-related activities	15.5	15.3	0.07	0.07
Other miscellaneous losses	—	13.6	—	0.07
Tax effect of all adjustments reflected above	—	—	(0.02)	(0.08)
	$10.2	$70.4	$0.03	$0.27

Segment performance for the second quarter of 2023 versus the prior year period is detailed below. See the table on components of net sales growth and the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery

Hershey’s North America Confectionery segment net sales were $1,993.1 million in the second quarter of 2023, an increase of 4.4% versus the same period last year. Organic, constant currency net sales increased 4.8% as high single digit price realization more than offset expected volume declines related to inventory timing and price elasticity.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the 12-week period ended July 16, 20232 in the multi-outlet plus convenience store channels (MULO+C) increased 9.6%, with growth across segments and classes of trade. Hershey’s CMG share declined approximately 80 basis points due to unfavorable category mix and increased competitive innovation.

The North America Confectionery segment reported segment income of $657.1 million in the second quarter of 2023, an increase of 6.2% versus the prior year period, resulting in a segment margin of 33.0% in the quarter, an increase of 60 basis points. Gains were driven by sales growth and gross margin expansion, which more than offset higher brand and capability investments.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $272.4 million in the second quarter of 2023, an increase of 6.3% versus the same period last year driven by price realization. Volume declined 30 basis points as shipments lagged consumption due to execution driven inventory level declines and promotional shipment shifts into the third quarter.

Hershey’s U.S. salty snack retail takeaway for the 12-week period ended July 16, 20232 in MULO+C increased 9.6%. SkinnyPop ready-to-eat popcorn takeaway increased 7.4%, resulting in a segment share gain of 40 basis points. Dot’s Homestyle Pretzels retail sales increased 23.6%, resulting in a 120 basis point pretzel category share gain.

North America Salty Snacks segment income of $43.8 million in the second quarter of 2023 represents an increase of 17.1% versus the second quarter of 2022. Price realization and improved supply chain performance offset raw material inflation and higher brand and capability investments. This resulted in a segment margin of 16.1%, an increase of 150 basis points versus the prior year period.

2 The 12-week period ending July 16, 2023 excludes the impact of the Easter shift

International
Second-quarter 2023 net sales for Hershey’s International segment increased 8.5% versus the same period last year to $224.8 million. Organic, constant currency net sales increased 6.2% with gains balanced across price and volume.

The International segment reported a $41.1 million profit in the second quarter of 2023, reflecting an increase of $10.4 million versus the prior year period driven by sales growth and margin expansion. This resulted in a segment margin of 18.3%, an increase of 350 basis points versus the prior year period.

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the second quarter of 2023 was $171.2 million, an increase of $11.0 million, or 6.9%, versus the same period of 2022. This increase was driven by capability and technology investments, including the upgrade of the company’s ERP system and related amortization, as well as higher compensation and benefit cost.

Live Webcast

At approximately 7 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its second-quarter 2023 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company’s website.

Note: In this release, for the second quarter of 2023, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities, acquisition and integration-related activities and other miscellaneous losses and benefits. The company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	July 2, 2023	July 3, 2022
Reported gross profit	$1,132,099	$999,999
Derivative mark-to-market (gains) losses	(6,780)	40,838
Business realignment activities	(17)	(23)
Acquisition and integration-related activities	539	592
Non-GAAP gross profit	$1,125,841	$1,041,406

Reported operating profit	$560,665	$456,531
Derivative mark-to-market (gains) losses	(6,780)	40,838
Business realignment activities	1,517	699
Acquisition and integration-related activities	15,454	15,270
Other miscellaneous losses	—	13,568
Non-GAAP operating profit	$570,856	$526,906

Reported provision for income taxes	$32,537	$87,904
Derivative mark-to-market (gains) losses*	669	6,427
Business realignment activities*	271	169
Acquisition and integration-related activities*	3,707	3,663
Other miscellaneous losses*	—	3,256
Non-GAAP provision for income taxes	$37,184	$101,419

Reported net income	$406,983	$315,556
Derivative mark-to-market (gains) losses	(7,449)	34,411
Business realignment activities	1,246	530
Acquisition and integration-related activities	11,746	11,607
Other miscellaneous losses	—	10,312
Non-GAAP net income	$412,526	$372,416

Reported EPS - Diluted	$1.98	$1.53
Derivative mark-to-market (gains) losses	(0.03)	0.20
Business realignment activities	0.01	0.01
Acquisition and integration-related activities	0.07	0.07
Other miscellaneous losses	—	0.07
Tax effect of all adjustments reflected above**	(0.02)	(0.08)
Non-GAAP EPS - Diluted	$2.01	$1.80

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	July 2, 2023	July 3, 2022
As reported gross margin	45.5%	42.1%
Non-GAAP gross margin (1)	45.2%	43.9%

As reported operating profit margin	22.5%	19.2%
Non-GAAP operating profit margin (2)	22.9%	22.2%

As reported effective tax rate	7.4%	21.8%
Non-GAAP effective tax rate (3)	8.3%	21.4%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative mark-to-market (gains) losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business realignment activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the second quarter of 2023 and 2022, business realignment charges related primarily to other third-party costs related to this program, as well as severance and employee benefit costs. This program was completed as of the second quarter of 2023.

Acquisition and integration-related activities: During the second quarter of 2023, we incurred costs related to the acquisition of two manufacturing plants from Weaver Popcorn Manufacturing, Inc., the integration of the 2021 acquisitions of Dot’s Pretzels, LLC (“Dot’s”) and Pretzels Inc. (“Pretzels”) into our North America Salty Snacks segment and costs related to building and upgrading our new ERP system for implementation across our North America Salty Snacks segment in the fourth quarter of 2023. During the second quarter of 2022, we incurred costs related to the integration of the 2021 acquisitions of Lily’s Sweets, LLC, Dot’s and Pretzels.

Other miscellaneous losses: During the second quarter of 2022, we recorded a loss on the sale of non-operating assets located in Pennsylvania.

Tax effect of all adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions, including with respect to inflation, rising interest rates, slower growth or recession, and other events beyond our control such as the impacts on the business arising from the conflict between Russia and Ukraine; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2022 and from time to time in our other filings with the U.S. Securities and Exchange Commission. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended July 2, 2023 and July 3, 2022
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Six Months Ended
			July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022

Net sales			$2,490,280	$2,372,582	$5,477,894	$5,038,803
Cost of sales			1,358,181	1,372,583	2,963,473	2,793,324
Gross profit			1,132,099	999,999	2,514,421	2,245,479

Selling, marketing and administrative expense			571,804	543,468	1,153,391	1,067,684
Business realignment (benefits) costs			(370)	—	441	274

Operating profit			560,665	456,531	1,360,589	1,177,521
Interest expense, net			36,661	33,413	74,346	66,592
Other (income) expense, net			84,484	19,658	87,467	30,065

Income before income taxes			439,520	403,460	1,198,776	1,080,864
Provision for income taxes			32,537	87,904	204,608	231,830

Net income			$406,983	$315,556	$994,168	$849,034

Net income per share	- Basic	- Common	$2.03	$1.57	$4.96	$4.24
	- Diluted	- Common	$1.98	$1.53	$4.83	$4.10
	- Basic	- Class B	$1.88	$1.44	$4.57	$3.85

Shares outstanding	- Basic	- Common	149,244	146,362	148,914	146,248
	- Diluted	- Common	205,533	206,449	205,687	206,861
	- Basic	- Class B	55,447	59,114	55,864	59,530

Key margins:
Gross margin			45.5%	42.1%	45.9%	44.6%
Operating profit margin			22.5%	19.2%	24.8%	23.4%
Net margin			16.3%	13.3%	18.1%	16.8%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended July 2, 2023 and July 3, 2022
(unaudited) (in thousands except percentages)

	Three Months Ended			Six Months Ended
	July 2, 2023	July 3, 2022	% Change	July 2, 2023	July 3, 2022	% Change
Net sales:
North America Confectionery	$1,993,079	$1,909,101	4.4%	$4,445,244	$4,126,145	7.7%
North America Salty Snacks	272,365	256,297	6.3%	542,350	482,419	12.4%
International	224,836	207,184	8.5%	490,300	430,239	14.0%
Total	$2,490,280	$2,372,582	5.0%	$5,477,894	$5,038,803	8.7%

Segment income:
North America Confectionery	$657,178	$618,864	6.2%	$1,544,928	$1,400,749	10.3%
North America Salty Snacks	43,753	37,433	17.1%	90,545	58,734	54.2%
International	41,101	30,700	34.0%	96,150	72,679	32.3%
Total segment income	742,032	686,997	8.0%	1,731,623	1,532,162	13.0%
Unallocated corporate expense (1)	171,176	160,091	6.9%	330,138	297,368	11.0%
Unallocated mark-to-market (gains) losses on commodity derivatives (2)	(6,780)	40,838	(116.6)%	3,464	13,459	(74.3)%
Costs associated with business realignment initiatives	1,517	699	117.0%	3,866	1,980	95.3%
Acquisition and integration-related activities	15,454	15,270	1.2%	33,566	28,266	18.8%
Other miscellaneous losses	—	13,568	NM	—	13,568	NM
Operating profit	560,665	456,531	22.8%	1,360,589	1,177,521	15.5%
Interest expense, net	36,661	33,413	9.7%	74,346	66,592	11.6%
Other (income) expense, net	84,484	19,658	329.8%	87,467	30,065	190.9%
Income before income taxes	$439,520	$403,460	8.9%	$1,198,776	$1,080,864	10.9%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Six Months Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Segment income as a percent of net sales:
North America Confectionery	33.0%	32.4%	34.8%	33.9%
North America Salty Snacks	16.1%	14.6%	16.7%	12.2%
International	18.3%	14.8%	19.6%	16.9%

The Hershey Company
Consolidated Balance Sheets
as of July 2, 2023 and December 31, 2022
(in thousands of dollars)

Assets	July 2, 2023	December 31, 2022
	(unaudited)
Cash and cash equivalents	$446,161	$463,889
Accounts receivable - trade, net	764,269	711,203
Inventories	1,385,424	1,173,119
Prepaid expenses and other	285,051	272,195

Total current assets	2,880,905	2,620,406

Property, plant and equipment, net	3,014,876	2,769,702
Goodwill	2,695,997	2,606,956
Other intangibles	1,928,184	1,966,269
Other non-current assets	961,741	944,989
Deferred income taxes	43,973	40,498

Total assets	$11,525,676	$10,948,820

Liabilities and Stockholders’ Equity

Accounts payable	$1,014,058	$970,558
Accrued liabilities	828,207	832,518
Accrued income taxes	16,009	6,710
Short-term debt	859,773	693,790
Current portion of long-term debt	8,010	753,578

Total current liabilities	2,726,057	3,257,154

Long-term debt	4,086,195	3,343,977
Other long-term liabilities	714,532	719,742
Deferred income taxes	304,107	328,403

Total liabilities	7,830,891	7,649,276

Total stockholders’ equity	3,694,785	3,299,544

Total liabilities and stockholders’ equity	$11,525,676	$10,948,820